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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 20, 2004, relating to the financial statements and financial highlights which appear in the November 30, 2003 Annual Report to Shareholders of Dryden Government Securities Trust, formerly Prudential Government Securities Trust, (consisting of Money Market Series and the U.S. Treasury Money Market Series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
February 13, 2004